UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   January 3, 2011

Greyhound Commissary, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-53529	26-3853855
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109
(Address of principal executive offices)

Registrant's telephone number, including area code: (801) 322-3401

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

FORM 8-K

Item  1.01   Entry into a Material Definitive Agreement.

On January 3, 2011, our board of directors unanimously approved a resolution to enter into a Share Exchange Agreement with China Flying Development Limited, a Hong Kong incorporated company (“China Flying”), and Golden Genesis, a British Virgin Islands company, the sole stockholder of China Flying.  Under the terms of the Share Exchange, Golden Genesis will exchange 100% of its capital stock in China Flying for 10,758,000 shares of authorized, but previously unissued Greyhound common stock, post-split as described below.  Also at the closing, we will issue an aggregate of 1,840,000 shares (post-split) of our authorized, but previously unissued common stock to Regeneration Capital Group LLC, a fund, and the investors in the fund, the U.S. advisor to Tanke.  Following the closing of the agreement, China Flying will become our wholly owned subsidiary.

The acquisition of China Flying is contingent upon the completion of our planned private placement of a minimum of $6.5 million (5,652,174 units) and a maximum of $8 million (6,956,522 units) of units (the “Units”).  Each Unit will consist of a $1.15 principal amount convertible note and a three year warrant to purchase one share of Greyhound common stock.  Offering proceeds will be held in escrow pending the closing on the minimum amount of Units.

China Flying owns 100% of the issued and outstanding capital stock of Guangzhou Kanghui Agricultural Technology Co., Ltd. (“Kanghui Agricultural”).  Kanghui Agricultural has entered into a series of contractual agreements with Guanghzou Tanke Industry Co., Ltd. (collectively with its consolidated subsidiaries “Tanke”), pursuant to which Kanghui Agricultural effectively assumed management of the business activities of Tanke.

China Flying, through a wholly-owned holding entity, controls Tanke.  China Flying is entitled to 100% of the net profits of Tanke and can, through its wholly-owned subsidiary, direct Tanke’s actions via contractual arrangements.  As a result of the Share Exchange, China Flying will be indirectly entitled to 100% of the revenues of Tanke and be able to direct Tanke’s actions and control Tanke via contractual arrangements.

At the effective time of the acquisition, our current board of directors will nominate and elect to the board those persons designated by China Flying.  Simultaneously, our current directors and executive officers will resign from all their respective positions with Greyhound, effective immediately upon the closing.

Following completion of the acquisition, we will become engaged, through our consolidated subsidiaries, including Tanke as the principal operating company, in the development, production, marketing and distribution of a broad range of innovative feed additive products that foster the growth of healthy and profitable animals. Tanke’s headquarters are located in the province of Guangdong, China, and is a government certified hi-tech company.  Tanke’s feed additive products are distinguished from traditional artificial feed additives in that they are non-hazardous, environmentally friendly and safe for livestock and their human consumers.

Also on January 3, 2011, our board of directors approved an amendment to our articles of incorporation to change our corporate name to Tanke Biosciences Corporation.  A principal stockholder holding 3,000,000 shares, or approximately 88.3% of our outstanding common shares, approved the amendment pursuant to written consent in lieu of a stockholders’ meeting.  The amendment effecting the change of our corporate name will become effective upon filing the certificate of amendment with the Secretary of State of the State of Nevada.  We anticipate a closing of the acquisition and the name change to occur in mid-February 2011.

Our board of directors further approved unanimously on January 3, 2011, a one share for 8.512 shares reverse split of our issued and outstanding common stock.  The effective date of the split will be established by our board on a date prior to the closing of the acquisition of China Flying. The split was also approved by our principal stockholder, owning 88.3% of our outstanding shares, by written consent.

Upon the effectiveness of the split, each share of our issued and outstanding common stock will be reverse split on a one share for 8.512 shares basis.  No fractional shares will be issued in connection with the reverse split.  Stockholders who would otherwise be entitled to receive fractional shares, because they hold a number of shares of common stock that is not evenly divided by the split ratio, will have the number of new shares to which they are entitled rounded up to the next whole number of shares.  No stockholders will receive cash in lieu of fractional shares.

Currently, we have 3,397,787 shares of common stock issued and outstanding.  Following the reverse split, but prior to the issuance of shares pursuant to the acquisition of China Flying, the outstanding shares will be reduced to approximately 399,176 shares, without giving effect to the rounding up of fractional shares. Split shares issued in connection with the reverse stock split will be fully paid and non-assessable. The number of stockholders will remain unchanged as a result of the reverse split. The par value of our common stock will remain unchanged.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.                                                      Description

10.1	Share Exchange Agreement dated January 3, 2011 made by Greyhound Commissary, Inc., China Flying Development Limited and Golden Genesis

Notes about Forward-looking Statements

Statements contained in this current report that are not historical facts may be considered “forward-looking statements,” which term is defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greyhound Commissary, Inc.

Date: January 6, 2011	By: S/ GEOFF WILLIAMS
President